Exhibit 99.1

AMERICAN FINANCE TRUST COMPLETES $815 MILLION CREDIT FACILITY

RECAST, UPSIZED FROM PREVIOUS $540 MILLION CREDIT FACILITY

NEW YORK – October 4, 2021 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that the Company amended and restated its existing $540 million unsecured revolving credit facility and increased the size to $815 million (the “Credit Facility”). The Credit Facility matures in 4.5 years, has two 6-month extension options, and has a margin that is 15 basis points lower than the prior facility. The Credit Facility may be increased by $435 million pursuant to an “accordion” feature for a total of $1.25 billion, subject to obtaining additional lender commitments.

“Thanks to the high-quality underlying assets in AFIN’s portfolio, we were able to expand our credit facility on what we believe to be very attractive terms,” said Michael Weil, CEO of AFIN. “We proactively replaced the prior facility early to take full advantage of an active corporate syndication market and provide increased benefits to AFIN with respect to terms and pricing. As a continuing part of our de-leveraging strategy, we believe this transaction further strengthens our balance sheet and provides additional flexibility for executing our acquisition and disposition strategies.”

The Credit Facility will be administered by BMO Harris Bank, N. A. and includes two six-month extension options. The interest rate on the Credit Facility adjusts based on the leverage ratio, with a minimum rate of 1.45% over LIBOR and a maximum of 2.05% over LIBOR. Upon AFIN or its operating partnership achieving an investment grade rating from any two of the three major rating agencies (Standard & Poor’s, Moody’s, and/or Fitch), AFIN may make a onetime irrevocable election to switch to credit rating based pricing, which decreases the applicable interest rate margins.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063